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                                                             Exhibit 23(a)




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 25, 1994, which appears on page 27 of the 1993 Annual Report to Shareholders of DPL Inc., which is incorporated by reference in DPL Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page II-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.







Price Waterhouse
Dayton, Ohio
March 14, 1994




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